Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	August 9, 2017 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER RESULTS

CLEVELAND, OH, AUGUST 9, 2017 Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse industrial markets, today reported operating results for the three-month and nine-month periods ended June 30, 2017.

For the quarter ended June 30, 2017, sales were $7.2 million compared with $1.5 million in the same period last year, an increase of $5.7 million or 372%. For the quarter ended June 30, 2017, the Company recorded net income of $941,523 or $0.31 per diluted share, compared with a net loss of $8,095 or $0.00 per diluted share, in the same period last year. The total number of outstanding diluted shares is currently 3,044,440.

For the nine months ended June 30, 2017, sales were $12.9 million compared with $4.0 million in the same period last year, an increase of $8.9 million or 227%. For the nine months ended June 30, 2017, the Company recorded net income of $840,957 or $0.28 per diluted share, compared with a net loss of $519,728 or ($0.32) per diluted share, in the same period last year.

On June 1, 2017 Hickok announced that it had acquired certain assets of Air Enterprises Acquisition LLC in Akron, Ohio. The acquired business, which will continue to operate under the name Air Enterprises, is an industry leader in designing, manufacturing and installing large-scale commercial, institutional, and industrial custom air handling solutions. The acquisition will add more than $30 million in annual revenue to Hickok and will be immediately accretive to earnings.

Information about Forward Looking Statements

Certain statements in this news release, including discussions of management's expectations for fiscal 2017, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate acquisitions and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2017	2016	2017	2016
Net sales	$7,220,626	$1,530,244	$12,923,867	$3,953,740

Costs and expenses:
Costs of sales	4,191,480	769,430	7,933,969	2,204,495
Product development	179,840	258,406	636,166	777,889
Selling, general and administrative expenses	1,808,920	507,326	3,354,796	1,488,461
Interest charges	66,695	4,843	165,656	8,179
Legal Matter	-	-	(50,000)	-
Other (Income) Expense	(5,205)	(1,666)	(11,177)	(5,556)
Total Costs and Expenses	6,241,730	1,538,339	12,029,410	4,473,468

Income (loss) before Provision for Income Taxes	978,896	(8,095)	894,457	(519,728)
Provision for Income Taxes	37,373	-	53,500	-
Net income (loss)	$941,523	$(8,095)	$840,957	$(519,728)

Net income (loss) per common share
Basic	$0.33	$(0.00)	$0.29	$(0.32)
Diluted	$0.31	$(0.00)	$0.28	$(0.32)

Weighted average shares outstanding
Basic	2,880,719	1,638,215	2,870,349	1,638,215
Diluted	3,044,440	1,638,215	2,962,430	1,638,215

2